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For Further Information Contact:

Tony Deasey                                       Ira Weingarten/Steve Chizzik
Celsion Corporation                               Equity Communications
410.290.5390                                      888.530.7051
tony@celsion.com                                  equity@silcom.com

CELSION ANNOUNCES PHASE II BPH RESULTS

COLUMBIA, MD - MARCH 28, 2002: CELSION CORPORATION (AMEX: CLN) announced today results from the multi-site Phase II pivotal trial of its Microfocus BPH 800 Microwave Urethroplasty(TM) system used for the treatment of Benign Prostatic Hyperplasia (BPH). BPH (commonly referred to as enlarged prostate) is a non-cancerous urological disease that affects many older men.

The pivotal clinical trial compared, after a three month treatment period, AUA symptom scores of patients who received one treatment with Celsion's Microwave Urethroplasty(TM) treatment system to patients treated with a daily 5mg dose of the drug PROSCAR(R). AUA scores are the commonly accepted measurement of the level of severity of a patient's BPH symptoms. Developed by Merck (NYSE:MRK), PROSCAR(R) has been regularly prescribed to treat BPH since gaining FDA approval in 1992.

The trial demonstrated that patients undergoing Celsion's Microwave Urethroplasty(TM) treatment had achieved statistically significant greater reductions in their AUA symptom scores at each follow-up to date (two weeks, one month, and three months). In particular, 75% of the patients undergoing Microwave Urethroplasty(TM) experienced reductions in their AUA scores averaging in excess of 48% after two weeks, a significantly faster improvement than for the Proscar(R) patients who had not reached that result after three months. Moreover, over 90% experienced reductions averaging in excess of 50% after three months.

The clinical trial also demonstrated other patient benefits of Celsion's treatment system. First, only 18% of the patients undergoing Microwave Urethroplasty(TM) required any post-treatment catheterization compared to other microwave therapies that required 100% post-treatment catheterization during their clinical trials. Second, the procedures were performed on an outpatient basis, using topical analgesia and no sedation. Finally, Celsion's unique treatment system delivered much more rapid patient relief.

The Company also reported that it recently met with representatives of the Food and Drug Administration (FDA) to discuss Celsion's application for Pre-market approval (PMA) for the Microwave Urethroplasty(TM) system. The FDA indicated that it would continue to work with Celsion toward finalizing the first two modules of its PMA submission, which were submitted to the FDA on November 29, 2001. Celsion had previously indicated that it expected to file its third and final module based on three-month patient data at the end of March 2002. At the meeting, however, Celsion and the FDA concluded that the clinical modules should not be submitted until completion and closure of modules I and II.





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Daniel Reale, President of Celsion's BPH Division, said, "The results of the trial exceeded our expectations. Patients experienced more rapid relief and fewer side effects. Importantly, our trial's success was measured against a major drug therapy. As the drug segment of this market, in the United States alone, consists of approximately two million men, many of whom are dissatisfied with their current treatment, this represents a huge opportunity for Celsion. Our system is designed to help physicians maximize the efficiency of their practices, and to offer patients a treatment that is office-based and provides rapid relief of their symptoms."

He added, "Although we are disappointed that we did not submit our clinical module based on three month data, these are excellent results. We believe the patient's AUA scores will get even better over time. As a result, we remain confident that when patient data is submitted, it will enable the FDA to take action on our application in an expeditious manner."

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a research and development company dedicated to commercializing medical treatment systems for cancer and other diseases using focused heat technology delivered by patented microwave technology. Celsion has research, license or commercialization agreements with leading institutions such as Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, the Center for Breast Surgery at Columbia Hospital in Florida, Montefiore Medical Center, Memorial Sloan Kettering Cancer Center in New York and Duke University. For more information on Celsion, visit our website: http//www.celsion.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; possible changes in cost and timing of development and testing, capital structure, and other financial items; changes in approaches to medical treatment; introduction of new products by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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